Exhibit 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

On June 24, 2002, the Company filed a Current Report on Form 8-K reporting that as of that date, the Company discontinued the engagement of Arthur Andersen LLP (“Andersen”) as its independent public accountants and engaged Deloitte & Touche LLP as its independent auditors for fiscal year 2002.  This Annual Report on Form 10-K, which includes the report of Andersen on the Company’s consolidated balance sheets as of December 28, 2001 and December 29, 2000, and the related consolidated statements of operations, shareholders’ investment and cash flows for each of the three years in the period ended December 28, 2001 and financial statement schedule, is incorporated by reference into our previously filed Registration Statements, File Nos. 33-26145, 333-50143 and 333-88161 (collectively, the “Registration Statements”).  After reasonable efforts, we have been unable to obtain Andersen’s consent to incorporate by reference into the Registration Statements its audit report with respect to the financial statements of the Company as of December 28, 2001 and the three years then ended.  Under these circumstances, Rule 437(a) under the Securities Act of 1933, as amended, permits us to file this Form 10-K without such consent from Andersen.  The absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Andersen under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements.  In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Andersen.